877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INCREASE IN BORROWING BASE

BORROWING BASE INCREASES TO $28 MILLION

RIVERTON, Wyoming – September 12, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“U.S. Energy” or the “Company”), today announced that the borrowing base under its wholly-owned Energy One LLC subsidiary’s $75 million credit facility with BNP Paribas was increased from $22.5 million to $28 million on September 6, 2011.  The redetermination was based on an increase in preliminary estimated reserves of 2,286,302 BOE at June 30, 2011 up from 1,954,941 BOE at December 31, 2010, a 16.9% increase.  The Company has this facility in place to further its drilling, exploration and development activities.

To date, the Company has drawn $11 million on its revolving credit facility and has $17 million available.  The Company is in compliance with the financial covenants under the credit facility and the next re-determination of its borrowing base is scheduled to occur on or before March 31, 2012.

“We are pleased with our banking relationship with BNP Paribas and will continue to utilize this facility judiciously to supplement our cash flow in carrying out our drilling and completion commitments through year end 2011 and into 2012,” said Keith Larsen, CEO of U.S. Energy Corp.  “We continue to grow our reserves and replace our production and I am confident that through our ongoing drilling programs that we will continue to add meaningfully to our daily production rates and reserves by year end,” he added.

* * * * *

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Press Release
September 12, 2011

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, the anticipated development of additional reserves by USE and future growth in USE’s production and reserves.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity prices, the availability of capital, competitive factors, the risk of unsuccessful wells and other development activities and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010 and the Form 10-Q filed August 8, 2011), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com